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Allergan plc

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Allergan plc

Clonshaugh Business and Technology Park

Coolock, Dublin, D17 E400, Ireland

SUPPLEMENT TO PROXY STATEMENT FOR THE

2016 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, MAY 5, 2016

Dear Shareholder:

By now you should have received Allergan plc’s (or the “Company’s”) Notice of our 2016 Annual General Meeting of Stockholders and Proxy Statement. You can also view our Proxy Statement at http://www.allergan.com/investors/financial-information/proxy-materials.

As you may be aware, one of the two major proxy-advisory firms, Institutional Shareholder Services (or “ISS”), recommends differently than the Company’s Board of Directors on four items on the agenda for the 2016 annual meeting. The other, Glass Lewis, recommends differently than the Company’s Board of Directors on two agenda items. We have evaluated and strongly disagree with these recommendations for the reasons stated below. We ask that all of our shareholders carefully consider and evaluate the unique circumstances surrounding certain of the actions taken by the Company and highlighted by ISS and Glass Lewis before determining how to vote this year. Though we will address several of the specific recommendations and the Company’s responses in turn, we would also like to highlight several key developments which our shareholders should consider when performing their own evaluations:

●	We’ve had strong 1, 3 and 5-year TSR performance as detailed in our Proxy Statement and Form 10-K report.

●	We entered into a merger agreement with Pfizer that, if consummated, would have resulted in a transformative transaction delivering significant value to shareholders. During the time between announcement of the proposed merger and the present, the Company and its executive team have remained focused on standalone initiatives, opportunities and priorities and therefore, pivoted seamlessly to resuming its standalone promising growth strategy when the merger agreement was terminated by the parties on April 6, 2016 (in the face of April 4, 2016 government regulations that made the transaction less attractive for Pfizer), after our proxy materials had been mailed on March 25, 2016.

●	We retained our top executive team through this tumultuous period and kept them focused, and as a result they are now working to build new strength and to reassure investors through the volatile stock market reaction to the cancellation of the proposed merger with Pfizer.

I.  Certain Compensation-Related Matters Highlighted In ISS and Glass Lewis Reports

Both ISS and Glass Lewis recommended that shareholders vote to not approve the compensation of our named executive officers, or NEOs, in our annual advisory Say on Pay vote. ISS also recommended differently than we and Glass Lewis about the re-election of the chairman of our Compensation Committee, Mr. Ronald R. Taylor. These recommendations were made despite the overwhelming shareholder support that our compensation program has historically received. For example, our NEOs’ compensation was approved by a vote of 85.6% approval in 2015, 97.7% approval in 2014 and 96.4% approval in 2013.

The recommendations received this year appear to be largely due to isolated actions that our Board took last year in connection with the unique circumstances surrounding the proposed merger with Pfizer, in particular the adoption of parachute tax gross-ups that applied only to the Pfizer transaction and are no longer in place as a result of the termination of the proposed transaction. We strongly disagree with these recommendations, for the following reasons.

A.  Transaction Related Determinations

Parachute Tax Gross-Ups

Since 2010, the Compensation Committee has not included gross-ups for Section 280G taxes (the so-called “parachute tax”) in any on-going/ordinary course agreements with the Company’s executive leadership team. When the Pfizer transaction terminated, the parachute gross-up agreements, which applied only to the Pfizer transaction, also terminated by their express terms. Prior to their termination, the Company had not made any payments pursuant to these agreements to any member of the management team. In addition, the Company has no further obligations to any member of the management team under these agreements.

While the Compensation Committee does not provide the management team with parachute tax reimbursement arrangements in the ordinary course, the Compensation Committee determined, after careful consideration and deliberation, to adopt parachute tax gross-ups for the senior management team that applied only to the Pfizer transaction. In its deliberations the Compensation Committee consulted closely with its independent compensation consultant as well as the Company’s external legal counsel. Some of the other factors the Compensation Committee considered in approving the limited gross-ups for the Pfizer transaction included the following:

●	Relative low cost of the gross-up agreements: The estimated total potential change in control payments and benefits, including the gross ups, to the Company’s named executive officers represented less than one percent (approximately 0.25%) of the estimated value of the proposed transaction ($160 billion). Based on the experience of the Company’s external legal advisors, that amount was at the low end of market practice on a relative cost basis. The actual cost of the change in control payments and benefits, including the gross-ups, would likely have been substantially lower because Pfizer had announced that certain senior executives, including Messrs. Saunders and Meury, were expected to continue with the combined company.

The following chart shows change in control payments publicly disclosed in connection with several other significant transactions in 2015, as a percentage of transaction value. It is important to note that in each of these transactions, potential change in control (or “CIC”) payments included parachute tax gross-ups:

Transaction	Estimated Transaction Value	Total Potential NEO CIC Payments (from public filings)	CIC Payments as Percentage of Estimated Transaction Value
Heinz-Kraft	$52,601,000,000	$54,028,197**	0.103%
Hospira-Pfizer	$15,228,000,000	$93,999,079	0.617%
Broadcom-Avago	$34,870,000,000	$170,216,990**	0.488%
Pharmacyclics-Abbvie	$19,859,000,000	$153,740,681**	0.774%

In the transactions marked **, only 4 of the named executive officers were disclosed as being eligible to receive change in control payments in the relevant public filing. The amounts included in the chart above are based on publicly estimated transaction values and publicly filed Proxy Statements on Schedule 14A as follows: Kraft Food Group (June 2, 2015), Hospira, Inc. ( April 10, 2015), Broadcom Corporation September 28, 2015); and the publicly filed Solicitation/Recommendation Statement on Schedule 14D-9, Pharmacyclics, Inc. (March 23, 2015).

●	Retaining our executives and rewarding their exceptional performance was critical: Retention was critical in the Pfizer transaction because of the risk the transaction would not be consummated. While the change in control payments and benefits provided substantial retention to the executive team, the imposition of the parachute tax would have resulted in close to 70% of the value of these payments and benefits being paid in tax, thereby significantly diluting their retentive effect. The parachute tax gross-ups in question would have served to help alleviate the concerns of our executive team in this regard and allow them to maintain focus throughout the transaction process.

¡	In fact, from the time of the announcement of the transaction to the recent decision to no longer pursue the transaction, the focus on standalone Allergan has remained strong and steadfast as demonstrated by our executive team’s flawless execution on recent product launches and the continued momentum across the business. This allowed the management team to pivot quickly and seamlessly to focus on retaining the support of our employee base in order to continue the Company’s strong standalone course. The executive team delivered significant value to the Company’s shareholders, which included negotiating the Pfizer transaction while simultaneously planning the divestiture of our generics business to Teva for $40.5 billion in cash and stock. They did this while delivering exceptional results, including TSR of 21% in 2015, compared to 0.01% for the S&P 500 and 2% for the NYSE ARCA Pharmaceutical (DRG) Index.

¡	124% revenue growth in 2015 (an industry-leading 10% on a pro-forma basis).

¡	A significant number of important product launches and the addition of important pipeline opportunities to support future growth.

●	The transaction was presented as a near “merger of equals;” however, the burden of the parachute taxes would have been borne only by the Allergan team: The parachute tax, by its statutory design, can only apply to one party in a transaction. As a result, despite being a near “merger of equals,” similarly situated Pfizer and Allergan management team members would have been impacted unequally by the parachute tax, with Pfizer executives, including those who had been announced as not having a role moving forward, not being burdened by the parachute taxes at all.

●	Application of the parachute tax rules would have an unjustifiable disproportionate impact within the Allergan team: Due to the intricacies of the application of the parachute tax rules, certain Allergan executives would have been subject to a disproportionately higher excise tax than their peers based on factors like their relatively short tenure, whether or not the executives had exercised stock options or received other compensatory payments in the year prior to the transaction, and how much of their compensation was performance-based versus time-based. Entering into the gross-up agreements helped to alleviate these concerns.

●	Payment of the parachute tax and the gross-ups was not certain to be triggered: Since the majority of the change in control payments to our executive team are “double trigger”, providing gross-ups served as insurance for management at potentially very little cost to the Company and its shareholders. In many instances, the Company would not have had to pay a gross-up unless an executive’s employment was terminated in a qualifying termination following the transaction. For example, it was announced that Mr. Saunders, Mr. Meury and certain other Allergan senior executives would continue with the combined company, meaning payment of the parachute tax gross-up to these executives may never have become due. This is significant given that change in control payments and benefits, including the gross-up, payable to Mr. Saunders and Mr. Meury represented more than 60% of the total potential change in control payments and benefits payable to all of our named executive officers.

●	Performance-based compensation exacerbates the parachute tax: Under Allergan’s performance-based compensation program, 94% of the CEO’s compensation and, on average, 84% of each other named executive officer’s compensation, is “at-risk”. Due to the ways in which the parachute tax rules are formulated, this results in a substantially higher parachute tax on the executives than would have been the case if their incentive awards vested on a purely time-basis. Effectively, this means that the Company’s strong pay for performance philosophy benefits and rewards shareholders, while disproportionately penalizing the executives by exacerbating the impact of the parachute tax.

Prepayment of Forest/Actavis Merger Success Awards

To mitigate the parachute taxes that could have become payable in connection with the Pfizer transaction, the Compensation Committee approved payment to the management team of Forest/Actavis Merger Success Awards (or “MSAs”) earlier than the amounts would have been paid in the ordinary course. We believe this decision was unfairly criticized by ISS, and that shareholders should be aware of the following.

●	The amounts relating to the synergy savings goal had already been earned - no additional value was delivered by prepayment of the MSA.

¡	The Compensation Committee had certified the achievement of synergies related to the acquisition of Forest at 190% of the target before the Pfizer transaction was negotiated. Achievement of the synergy savings goal was not affected by the negotiation of the Pfizer transaction and would not decrease below the level achieved and previously certified by the Compensation Committee, as the required level of synergies illustrated in the following table had already been fully achieved.

	Threshold	Target	Max	Actual
Performance	$850 million	$1 billion	$1.2 billion	$1.18 billion
Payout Percentage	50%	100%	200%	190%

●	Prepayment of the MSA mitigated certain parachute tax issues: The Compensation Committee concluded that the benefit to Allergan and its shareholders from the mitigation of the potential impact of the excise tax as a result of prepaying the synergy savings portion of the MSA outweighed the diminution in the retention incentive provided by this award, as the diminution in retention as a result of this pre-payment was immaterial.

B.  Performance-Based Compensation

In addition to the compensation-related decisions made in 2015 that were directly related to the Pfizer transaction, the proxy-advisory firms also questioned certain aspects of the Company’s overall pay for performance compensation decisions. As we noted in our Proxy Statement, and as illustrated by the charts on page 25 of our Proxy Statement, the Company links a significant portion of each NEO’s total compensation to the achievement of specific, rigorous performance goals. The Company considers such portion of each executive’s compensation to be “at-risk”.

2015 Bonus

The Compensation Committee retains discretion to determine the amount of the annual bonus of its senior executives as a result of its desire to exercise its business judgment in the context of an exceptional year for the company. The Compensation Committee recognizes the importance of individual performance as a key element in its determination of the annual cash incentive award payable to its senior executives and uses its discretion to ensure the individual performance of the senior executives is appropriately considered in the annual bonus determinations.

The total cash opportunity of the Company’s senior executives is consistent with those of its peers and reflective of the Company’s performance during 2015.

Transformation Incentive Plan

Glass Lewis erroneously stated in their report that a portion of the awards issued under our Transformation Incentive Plan and that related to total shareholder return or TSR could be earned for below median performance. In fact, no portion of any awards related to TSR could be earned for below median performance.

The actual TSR vesting schedule approved by the Compensation Committee for awards under the Transformation Incentive Plan is set forth below.

Relative TSR Percentile Rank*	Payout
90th	200%
60th	100%
50th (median)	75%
Below 50th (median)	0%

*Performance between points determined using linear interpolation

Long-Term Nature of Our Performance Goals

Our pay for performance strategy is designed around long-term awards with a multi-year performance orientation.

●	Only 25% of our performance share awards can be earned earlier than 36 months, the typical duration of most long-term performance awards. The portion that may be earned prior to 36 months requires significant sustained performance over 4 consecutive quarters. Additionally, an executive must remain employed through vesting dates that extend out through December 31, 2019 to keep the entire award.

●	While the EPS goal under the Transformation Incentive Award is measured with respect to a single year (2017), sustained performance during 2015 and 2016 would have been required to even be in position to achieve the 2017 goal. Note that the Compensation Committee is currently reviewing the feasibility of maintaining this goal as part of the award given the pending divestiture of our generics business to Teva.

Pay for Performance Analysis

For the second year in row, Glass Lewis did not include its full pay-for-performance analysis in its report. For shareholders who rely only on Glass Lewis materials to make voting decisions, there is no discussion of the Company’s industry leading performance over this time period.

Conclusion on Certain Compensation-Related Matters

In summary, we believe the rigidity of certain policies that the proxy advisory firms have adopted and applied to our 2015 compensation program ignore the practicalities of unique and transformative transactions, such as the proposed Allergan-Pfizer combination, and unnecessarily limit the ability of the Compensation Committee to exercise its business judgment in these circumstances. We also believe that the targeted actions taken by the Compensation Committee in connection with the proposed Pfizer transaction – which would have delivered a significant premium (>30%) to shareholders in the second largest merger transaction ever – should not be viewed as undermining the Company’s strong pay for performance alignment or the Compensation Committee’s robust decision-making process. We ask that even if shareholders disagree with some of the limited actions taken by the Compensation Committee in connection with the proposed Allergan-Pfizer merger, they recognize the overall strength of the Company’s compensation programs, with their strong link to performance, and strongly consider voting “FOR” the entire compensation program in the Say on Pay proposal and not penalizing the Compensation Committee chair by withholding a vote for his re-election and instead voting “FOR” his re-election. We ask that in their decision-making processes, shareholders consider the historical support that they have expressed for the regular, ordinary course elements of our compensation program, including our focus on performance based compensation, and the thorough and thoughtful processes used by the Compensation Committee in evaluating the Company’s executive compensation programs.

II.  Shareholder Proposal To Require An Independent Board Chair

ISS approaches board leadership as if one structure – independent director as board chair – is best for all companies. Our Board believes differently. Specifically, our Board believes that the optimal board leadership structure may need to change as the Company’s circumstances change, especially because it is impossible to anticipate developments which may make a particular board leadership structure optimal at a specific future time. Accordingly, our Board believes it is not prudent to mandate one particular structure in order to maintain flexibility in the event that future circumstances dictate the need for a different structure.

The utility of this flexibility is evidenced by the Board’s current leadership structure, which was developed at the time of the Actavis/Forest merger in order to address the unique circumstances of a generics company entering into a merger of equals with a branded company. The Board’s view was that our current leadership structure would create the following benefits:

●	Succession planning for Mr. Bisaro, who previously held both the Chairman and CEO titles at Actavis and is age 55 while Mr. Saunders is age 46.
●	Robust leadership of both the generics business, where Mr. Bisaro had deep experience, and the branded pharmaceutical business, where Mr. Saunders had deep experience.
●	Experience in four areas deemed key to growth and building value: strategy and business development, which Mr. Bisaro brings, and integration of significant transactions and transformative management, which Mr. Saunders brings.

Additionally, the Board considered the facts that Mr. Bisaro and Mr. Saunders had markedly different prior experience and no previous shared employment history in developing the current leadership structure.

Many of our shareholders, with whom we talk frequently, do not seem to share ISS’ criticisms of our structure, as they tell us that they are comfortable having two seasoned industry executives in command and as we have not heard any complaints about our leadership structure from any shareholder, other than from the proponent of this shareholder proposal. Similarly, a number of industry analysts viewed our structure as beneficial to the combined company at the time it was announced in May 2014—for example, UBS indicated that they “had suspected (along with many investors) that if Brent Saunders was going to remain [with the Company], it would work best if he became CEO and Paul Bisaro moved into an Executive Chairman role.” See the UBS Global Research report issued on May 4, 2014.

Role of the Lead Independent Director

ISS also speculates that shareholders may be concerned with the role of our the lead independent director—namely, that the lead independent director does not have explicit comprehensive duties, for example, “approval authority over all board meeting schedules, agendas, and information sent to the board” and that “the absence of a single point for communication with major shareholders upon request is a key function that may detract from the robustness of the lead director role.”

We do not agree with ISS’ assessment of the role of the lead independent director as a factual matter—our lead independent director reviews all of the aforementioned board materials and discusses them with the other independent directors to be sure that the entire Board’s input is taken into account — nor have we had a single complaint from a shareholder that the independent directors were not accessible. Further, at each regular meeting of the Board (which meets four times per year), there is a separate executive session of the independent directors that is presided over by the lead independent director.

Separately, the Board and the Nominating & Governance Committee (which is comprised of all independent directors) from time to time considers the role of the lead independent director in order to ensure that the Board is structured in a thoughtful manner consistent with the corporate governance principles of the Company.

Executive Compensation

ISS appears to take the view that its concerns with executive compensation decisions might have been avoided with oversight by an independent board chair. For example, ISS states “there have been problematic compensation practices, which further suggests that shareholders would benefit from the greater oversight that may be achieved by an independent board chair.” However, each of these concerns relates to compensation actions that were taken solely in the context of the merger with Pfizer, which from a deal perspective was unprecedented and which has since been terminated. Moreover, in making these decisions, the Compensation Committee (which consists only of independent directors) applied its judgment, after appropriate consultation with other independent directors, and determined that the action was prudent in order to maintain the focus of our key executives during a time of uncertainty and change in the Company.

We do not believe it is reasonable to infer that, had the Chairman of the Board been an independent director, the Compensation Committee would have followed any different process, or reached different conclusions, about the pay decisions that ISS questions in its report.

Conclusion on Independent Board Chair Proposal

Our current leadership structure is working well for the Company:

●	The regular evaluation of our Board’s leadership structure and governance framework by the independent Nominating & Governance Committee allows us to make changes to our structure when optimal.

●	From a results perspective, the Company is being served by the decisions that the Board and management are making, as the Company has delivered strong growth and positive performance over the past one, three and five year periods, as detailed in our Proxy Statement and Form 10-K report.

*            *            *             *            *            *             *

In conclusion, the Board recommends that you vote FOR the following proposals:

●	Proposal No. 1: To elect Ronald R. Taylor as a member of the Board of Directors to hold office until the 2017 Annual Meeting or until his respective successor is duly elected and qualified; and

●	Proposal No. 2: To approve, in a non-binding vote, Named Executive Officer compensation.

The Board recommends that you vote AGAINST the following proposals, if they are properly presented at the shareholder meeting:

●	Proposal 7: Annual Report on Lobbying Policy, Procedures and Payments

●	Proposal 8: Independent Board Chairman.